EXHIBIT 99.1

Dionex Reports Sales and Earnings for the Fourth Quarter

SUNNYVALE, Calif., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced net sales and earnings for the fourth quarter of fiscal 2009 and for the full year ended June 30, 2009.

For the fourth quarter of fiscal 2009, sales were $94.2 million, a decrease of 5% compared with the $98.7 million reported in the fourth quarter of last year. Currency fluctuations decreased sales by $6.5 million, or 7%, for the fourth quarter compared with the same period last year. Diluted earnings per share were $0.63 for the fourth quarter, a decrease of 17%, compared with the $0.76 reported in the fourth quarter of last year.

For the full year ended June 30, 2009, sales were $385.0 million, an increase of 2% compared with the $377.5 million reported for the last fiscal year. Currency fluctuations decreased sales by $10.7 million, or 3%, for the full year compared with the full fiscal year 2008. Diluted earnings per share were $3.04, an increase of 10% compared with the $2.77 reported for the full fiscal year 2008.

During the quarter, the Company repurchased 246,338 shares of its common stock for $14.2 million. In the full fiscal year 2009, the Company repurchased a total of 791,517 shares of its common stock for $44.2 million.

Frank Witney, President and Chief Executive Officer, commenting on the quarter, said, "I am very happy to have joined Dionex. We have a great team of people, an industry leading product portfolio and a strong customer base. I feel confident that we are positioned well for future growth. Looking at our fourth quarter results, we reported good local currency sales growth as we grew 2% excluding the negative impact of currency fluctuations. Our operating income and EPS performance suffered somewhat this quarter as we reported a lower gross profit margin. The lower gross profit margin was largely due to the correction of two immaterial accounting errors that occurred in prior quarters and to a lesser extent strategic pricing this quarter in certain geographic regions. We tightly managed our operating expenses and were able to offset some of the margin decline. For the full year, we are pleased to report sales growth of 2% especially given a very difficult economic environment in which we operated for the last three quarters and a negative currency impact that affected sales by 3%. In addition, we were able to leverage these positive sales results into a double digit increase in diluted earnings per share.

"We are pleased that we continued to achieve growth in our major end-user markets of life sciences and environmental and very strong growth in food and beverage in the fourth quarter. We saw a decline in demand from our chemical/petrochemical, electronics and power customers due to weak economic conditions.

"Sales performance by geographic region was mixed this quarter. Sales in North America declined 10% in the fourth quarter, reflecting a very difficult economic environment that affected our three largest customer markets, environmental, life sciences and chemical/petrochemical. Sales in Europe decreased 12% in reported dollars, but were flat in local currency, consistent with the third quarter performance. Sales in our Asia/Pacific region grew 11% in the fourth quarter in reported dollars and 16% in local currency. We achieved strong sales growth in both China and Korea. We also saw strong growth in our South American markets.

"Sales of our ion chromatography products were down 5% in the fourth quarter as weaker demand in Europe and North America was only partially offset by strong demand for our IC instrumentation and consumables in the Asia/Pacific region. We experienced a decline of 4% in HPLC products where strong growth in Asia/Pacific and Europe was offset by weaker demand in North America. Both product lines grew in local currency in the fourth quarter.

"Throughout the last three quarters of fiscal 2009, we have seen the impact of a weak global economy which impacted our reported financial results. We estimate that net sales will be in the range of $85-$88 million in the first quarter of fiscal 2010 and that diluted earnings per share will be in the range of $0.50-$0.54 per share. For the full year, we estimate that sales will be in the range of $385-$393 million and diluted earnings per share will be $3.01-$3.10. Among the assumptions on which our guidance is based are: (1) currency rates will have a negative impact on sales for the first quarter with a slightly positive impact in the remaining quarters of fiscal 2010; (2) our gross margin will be in the range of 66-67% for fiscal 2010, as the one-time items in the fourth quarter of fiscal 2009 will not recur; (3) our operating expenses will increase slightly faster than sales due to our global IT initiatives, (4) our tax rate for fiscal year 2010 should be in the range of 34%-35%, and (5) the current economic weakness will continue to affect our results for at least the first two quarters of fiscal year 2010 and we anticipate some recovery in the second half of the fiscal year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the fourth quarter results in a conference call on Thursday, August 6, 2009, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, August 7, 2009 until 5:00 p.m. PT, Wednesday, September 30, 2009.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, demand for analytical instrumentation, economic conditions in the areas in which the company sells its products, and competition from other products and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the fourth quarter and full year ended June 30, 2009 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

                          DIONEX CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                                    Three Months       Twelve Months
                                       Ended              Ended
                                      June 30,           June 30,
                                    2009     2008     2009      2008
                                  -------  -------  --------  --------

 Net sales                        $94,176  $98,721  $385,048  $377,538
 Cost of sales                     34,285   32,397   128,651   126,756
                                  -------  -------  --------  --------
 Gross profit                      59,891   66,324   256,397   250,782
                                  -------  -------  --------  --------

 Operating expenses:
   Selling, general and
    administrative                 35,427   38,331   143,171   142,545
   Research and product
    development                     7,243    7,437    28,979    28,943
                                  -------  -------  --------  --------
     Total operating expenses      42,670   45,768   172,150   171,488
                                  -------  -------  --------  --------
 Operating income                  17,221   20,556    84,247    79,294

 Interest income, net                 138      279       807     1,334
 Other expense                       (891)    (690)   (1,781)   (2,230)
                                  -------  -------  --------  --------

 Income before taxes on income     16,468   20,145    83,273    78,398
 Taxes on income                    5,030    5,919    27,818    25,598
                                  -------  -------  --------  --------
     Net income                   $11,438  $14,226  $ 55,455  $ 52,800
                                  =======  =======  ========  ========

 Basic earnings per share         $  0.64  $  0.78  $   3.10  $   2.85
                                  =======  =======  ========  ========
 Diluted earnings per share       $  0.63  $  0.76  $   3.04  $   2.77
                                  =======  =======  ========  ========
 Shares used in computing
  per share amounts:
   Basic                           17,789   18,218    17,903    18,506
                                  =======  =======  ========  ========
   Diluted                         18,107   18,761    18,228    19,072
                                  =======  =======  ========  ========

                          DIONEX CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT JUNE 30, 2009 AND JUNE 30, 2008
                            (In thousands)
                              (Unaudited)

                                                    June 30,  June 30,
                                                      2009      2008
                                                    --------  --------

 ASSETS

  Current assets:
   Cash, cash equivalents and short term
    investments                                     $ 70,325  $ 75,701
   Accounts receivable, net                           70,535    74,436
   Inventories                                        31,274    31,627
   Other current assets                               34,088    25,276
                                                    --------  --------

      Total current assets                           206,222   207,040

  Property, plant and equipment, net                  71,927    72,335
  Goodwill and other intangible assets                37,860    33,133
  Other assets                                        13,975    17,922
                                                    --------  --------
                                                    $329,984  $330,430
                                                    ========  ========

 LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities:
     Notes payable                                  $     --  $ 21,805
     Accounts payable                                 16,609    16,086
     Accrued liabilities                              53,781    53,563
     Income taxes payable                              4,581     5,873
     Accrued product warranty                          3,028     3,444
                                                    --------  --------

       Total current liabilities                      77,999   100,771

   Deferred income taxes and other                    29,571    32,910
   Stockholders' equity                              222,414   196,749
                                                    --------  --------
                                                    $329,984  $330,430
                                                    ========  ========

CONTACT:  Dionex Corporation
          Craig McCollam
          (408) 481-4107